Exhibit 99.1

Contact:
Stephen C. Richards
The Princeton Review, Inc.
(508) 663-5053
srichards@review.com

FOR IMMEDIATE RELEASE

The Princeton Review Reports Fourth Quarter and Full Year 2009 Financial Results

•	Cash generated from operations increased $7.3 million over 2008

•	Acquisition of Penn Foster in December 2009

•	Disposal of the K-12 business in March 2009

•	First phase of company transformation completed

FRAMINGHAM, MA – March 11, 2010 - The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation, online learning and career education services, today announced financial results for the fourth quarter 2009 and full year, ending December 31, 2009. Revenue for the full year 2009 was $143.5 million, with a loss from continuing operations of $13.9 million, as compared to a loss of $0.2 million in 2008.

Fourth Quarter 2009

For the quarter ended December 31, 2009, revenue was $32.9 million, a decrease of 3.9% from $34.2 million in the same period a year ago. The Princeton Review reported a loss from continuing operations before taxes of $14.1 million for the quarter compared to a loss of $1.6 million in the fourth quarter of 2008. These results include restructuring and acquisition related charges of $5.2 million. The results in the fourth quarter of 2009 include revenue of $5.5 million from Penn Foster, covering the date the acquisition was completed on December 7, 2009 until December 31, 2009.

Full Year 2009

For the year ended December 31, 2009, revenue was $143.5 million, an increase of 3.4% from $138.8 million in 2008. The Princeton Review reported a loss from continuing operations before taxes of $13.1 million for the full year 2009 compared to income of $1.3 million in 2008. The 2009 results include restructuring and acquisition related charges of $10.7 million, which compares to a restructuring charge of $2.2 million in 2008.

During the year ended December 31, 2009, The Princeton Review generated net cash from operating activities of $3.5 million compared to net cash used for operating activities of $3.7 million in 2008. Net cash used in operating activities included $5.4 million and $9.1 million in restructuring-related and litigation settlement payments in the years ended December 31, 2009 and December 31, 2008, respectively.

CEO Comment

“We are pleased that the end of 2009 marks the beginning of a new phase of The Princeton Review’s transformation. Over the past two and a half years, we have evolved from a test preparation and SES tutoring business to a diversified educational services company with test preparation, post secondary education and career education businesses,” said Michael Perik, Chief Executive Officer of The Princeton Review. “Our financial results reflect this transformation and as of January 2010, we have two primary businesses of equal scale, both with strong brand recognition in their respective markets. On a pro-forma combined basis, The Princeton Review and Penn Foster together would have generated $29.9 million of adjusted EBITDA in 2009, on $233.9 million of combined revenues. We are also streamlining operations around these businesses for new organizational efficiencies, and we have enhanced our marketing capabilities, both of which we can further leverage as we explore new ventures.”

Test Preparation Services

For the fourth quarter 2009, Test Preparation Services division revenue was $23.7 million, an increase of $0.8 million, or 3.3%, from $23.0 million in 2008. For the year 2009, Test Preparation Services division revenue was $110.4 million, an increase of $2.0 million, or 1.8%, up from $108.4 million in 2008. The increase in 2009 resulted primarily from the acquisitions of Test Services Inc. and the Southern California franchises, which were completed in March and July 2008, respectively. These increases were offset by lower net pricing in the retail operations.

Operating income in the Test Preparation Services division was $0.6 million for the fourth quarter of 2009, compared to $1.7 million for the fourth quarter of 2008. For the full year 2009, operating income in the Test Preparation division was $15.6 million, compared to $19.6 million in 2008. The decrease in operating income for the year is due to declines in gross margin resulting from lower net prices and higher amortization of intangibles relating to the franchise acquisitions.

Supplementary Educational Services (SES)

For the fourth quarter of 2009, SES revenue was $3.7 million, a decrease of $7.6 million or 67.3% compared to $11.2 million in the fourth quarter of 2008. For the full year 2009, SES revenues were $27.6 million, a decrease of $2.7 million or 8.9%, from $30.3 million in 2008. The 2009 fourth quarter decrease resulted from declines across all markets as a result of delayed starts, reduced students and fewer funds allocated to Supplemental Education Services.

Operating loss in the SES division was $1.9 million for the fourth quarter of 2009 compared to operating income of $1.6 million in 2008. For the year, operating income in the SES division was $0.5 million in 2009, compared to $3.6 million in 2008.

Other Business Highlights

In December 2009, the Company closed its acquisition of Penn Foster Education Group, one of the oldest and largest post-secondary and online career education companies in the U.S. Penn Foster offers academic programs through three accredited education institutions: Penn Foster Career Schools, Penn Foster College and Penn Foster High School. For the full year 2009, Penn Foster had revenues of $95.9 million.

In January 2010 the Company announced that Penn Foster was selected to be the joint venture partner of the National Labor College to support the College’s efforts to bring high quality degree programs to the 11.5 million AFL-CIO union members and their families.

Separately, the Company also announced its first community college initiative with Bristol Community College in Massachusetts to offer new courses in heath care information and medical coding, occupational and physical therapy.

Financial Outlook

The following statements are based on current expectations and The Princeton Review assumes no obligation to update or confirm them. These statements are forward-looking and inherently uncertain. Actual results may differ materially as a result of the factors identified in our public filings made with the U.S. Securities and Exchange Commission, or other factors.

For the full year 2010, The Princeton Review expects revenue of approximately $225 million to $235 million, including the full year results from the Penn Foster acquisition and excluding any revenues associated with the anticipated joint venture with the National Labor College. The Company also expects earnings before interest, taxes, depreciation, amortization, stock based compensation, restructuring and acquisition expenses (Adjusted EBITDA) to be between 12% and 14% of our revenues in 2010, after recording an estimated $8 to $10 million of expenses for start up and organizational costs associated with the National Labor College and community college joint ventures.

Conference Call Details

The Princeton Review will review its year-end 2009 financial results and provide additional business highlights on a conference call on March 11, 2010 at 10:00 a.m. Eastern Standard Time. A copy of this earnings release is available at http://ir.princetonreview.com/releases.cfm?type=earnings. To participate on the live call, investors should dial (760) 666-3600 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to http://ir.princetonreview.com/events.cfm 15 minutes prior to the start time of the call to register. An archived webcast will be available on the Company’s website at http://ir.princetonreview.com/events.cfm. Additionally, a replay of the call can be accessed by dialing either (800) 642-1687 or (706) 645-9291, conference ID 61220421.

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About The Princeton Review, Inc.

The Princeton Review (Nasdaq: REVU) has been a pioneer and leader in helping students achieve their higher education goals for more than 25 years through college and graduate school test preparation and private tutoring. With more than 165 print and digital publications and a free website, www.PrincetonReview.com, the Company provides students and their parents with the resources to research, apply to, prepare for, and learn how to pay for higher education. The Princeton Review partners with schools and guidance counselors throughout the U.S. to assist in college readiness, test preparation and career planning services, helping more students pursue postsecondary education. The Company also owns and operates Penn Foster Education Group, a global leader in online education. Penn Foster provides career-focused degree and vocational programs in the fields of allied health, business, technology, education, and select trades. Nationally and regionally accredited Penn Foster High School and Penn Foster Career School (www.pennfoster.edu) are headquartered in Scranton, PA.

Non-GAAP Financial Information

The Princeton Review provides non-GAAP pro forma revenue and pro forma adjusted EBITDA data as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP results, which are attached to this press release.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; the Company’s ability to assimilate and integrate certain of the operations of Penn Foster;

unanticipated acquisition related costs and negative effects on our reported results of operations from acquisition-related charges; our ability to achieve expected synergies and operating efficiencies in the acquisition within the expected time-frames or at all; the potential negative effects from the substantial amount of outstanding indebtedness to be incurred to finance the acquisition; the ability to meet debt service requirements; availability and terms of capital, including following the transaction; liquidity uncertainties; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Form 10-K filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

- Tables to Follow -

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenue
Test Preparation Services	$23,741	$22,982	$110,414	$108,454
SES Services	3,673	11,249	27,620	30,320
Penn Foster	5,485	—	5,485	—

Total revenue	32,899	34,231	143,519	138,774

Operating expenses
Costs of goods and services sold (exclusive of items below)	13,231	14,056	55,998	51,147
Selling, general and administrative	22,327	20,183	78,579	78,899
Depreciation and amortization	3,534	1,299	8,347	4,665
Restructuring	2,532	—	7,711	2,233
Acquisition expenses	2,699	—	2,984	—

Total operating expenses	44,323	35,538	153,619	136,944

Operating (loss) income from continuing operations	(11,424)	(1,307)	(10,100)	1,830
Interest expense	(1,884)	(422)	(2,565)	(1,005)
Interest income	2	62	36	373
Other (expense) income, net	(772)	83	(517)	81

(Loss) income from continuing operations before income taxes	(14,078)	(1,584)	(13,146)	1,279
Provision for income taxes	(244)	(301)	(756)	(1,463)

Loss from continuing operations	(14,322)	(1,885)	(13,902)	(184)
Discontinued operations
Income (loss) from discontinued operations	11	1,091	(700)	(8,266)
Gain (loss) from disposal of discontinued operations	2,317	—	3,230	(240)
Provision for income taxes	(1,092)	(40)	(1,014)	—

Income (loss) from discontinued operations	1,236	1,051	1,516	(8,506)

Net loss	(13,086)	(834)	(12,386)	(8,690)
Earnings to common stockholders from exchange of Series C to Series E preferred stock	13,255	—	13,255	—
Dividends and accretion on preferred stock	(1,641)	(1,206)	(5,308)	(4,695)

Net loss attributed to common stockholders	$(1,472)	$(2,040)	$(4,439)	$(13,385)

Earnings (loss) per share
Basic and diluted:
Loss from continuing operations	$(0.08)	$(0.09)	$(0.18)	$(0.15)
Income (loss) from discontinued operations	0.04	0.03	0.04	(0.26)

Loss attributed to common shareholders	$(0.04)	$(0.06)	$(0.13)	$(0.41)

Weighted average shares used in computing income (loss) per share
Basic and diluted	33,727	33,708	33,728	32,409

Reconciliation of Non-GAAP financial measures

Pro-Forma results referenced in the attached press release are the combined revenue and Adjusted EBITDA of the Company and Penn Foster Education Group, Inc. (“Penn Foster”) as if the Company and Penn Foster had been combined as of January 1, 2009 for statement of operations purposes. Pro-Forma Revenue and Pro-Forma Adjusted EBITDA are derived from the Company’s unaudited consolidated statements of operations presented in this press release and Penn Foster’s consolidated statements of operations within the audited financial statements included in the Company’s Form 8-K/A filed on February 19, 2010 (“Form 8-K/A”). This Pro-Forma presentation is not intended to be a substitute for the Unaudited Pro Forma Combined Statements of Operations included in the Form 8-K/A.

UNAUDITED RECONCILIATION OF COMBINED PRINCETON REVIEW AND PENN FOSTER NON-GAAP FINANCIAL MEASURES (in thousands):

	The Princeton Review, Inc. and Subsidiaries	Penn Foster Education Group, Inc.	Pro-Forma (Non-GAAP)
	Year ended December 31, 2009	Period from January 1, 2009 to December 7, 2009	Year ended December 31, 2009
Revenue	143,519	90,408	233,927

Operating (loss) income from continuing operations	(10,100)	(3,066)	(13,166)
Depreciation and amortization	8,347	5,822	14,169
Restructuring	7,711	—	7,711
Acquisition expenses	2,984	—	2,984
Stock based compensation	2,979	—	2,979
Management fees (1)	—	370	370
Penn Foster expenses associated with divestitures (2)		14,549	14,549
Other income, excluding items (see reconciliation below)	261	—	261

Adjusted EBITDA	12,182	17,675	29,857

Reconciliation of other income (expense), net to other income, excluding items:
Other (expense) income, net	(517)	6	(511)
Loss from extinguishment of credit facility	878	—	878
Gain from change in fair value of derivatives	(100)	—	(100)
Interest income	—	(6)	(6)
Loss on sale of investment	—		—
Other

Other income, excluding items	261	—	261

(1)	Monthly fees charged Penn Foster by its previous owners for services provided by its affiliated private equity interests. Similar fees will not be incurred following the acquisition by the Company.
(2)	Includes transaction bonuses, professional fees and other expenses related to Penn Foster’s sale to the Company on December 7, 2009 totaling $13,872 for the period from January 1, 2009 to December 7, 2009, including $13,734 that was funded by Penn Foster’s previous owner. Expenses totaling $920 for the year ended December 31, 2008 and the remaining $677 for the period from January 1, 2009 to December 7, 2009 consisted primarily of legal and accounting fees associated with matters related to Penn Foster’s sale on March 27, 2007.